UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2018

ROKU, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38211	26-2087865
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Winchester Circle Los Gatos, California		95032
(Address of Principal Executive Offices)		(Zip Code)

(408) 556-9040

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

Lease Agreement

On July 31, 2018, Roku, Inc. (the “Company”) entered into leases for office space (each, a “New Lease”) with Hunter Properties (the “Landlord”) to lease approximately 472,319 square feet of office space located at:

•	1155 Coleman Avenue, San Jose, California, consisting of three (3) floors of the building totaling approximately 91,368 rentable square feet (“Building 2”),

•	1173 Coleman Avenue, San Jose, California, consisting of the entire building totaling approximately 194,790 rentable square feet (“Building 3”),

•	1167 Coleman Avenue, San Jose, California, consisting of the entire building totaling approximately 163,272 rentable square feet (“Building 4”), and

•	1161 Coleman Avenue, San Jose, California, consisting of the entire building totaling approximately 22,889 rentable square feet (“Building A2”).

(each, a “Building” and collectively, the “Premises”) for the Company’s new principal executive offices.

The New Lease for Building 2 commences on the earlier of (i) the first date on which the Company conduct business in Building 2, or (ii) the date on which the Landlord substantially completes certain improvements to Building 2 (the “Building 2 Commencement Date”), which is tentatively scheduled for January 2019. The New Leases for Buildings 3, 4 and A2 commence on the earlier of (i) the date upon which the Company first conducts business in the applicable Building and (ii) generally, the date that is the latest to occur of (a) five (5) months after the date that Landlord delivers the applicable Building in the required condition and (b) March 1, 2020. The New Leases terminate approximately one hundred forty (140) months after the Building 2 Commencement Date (the “Lease Term”), unless terminated earlier.

The New Leases provide for annual base rent of approximately $3.9 million in the first year of the Lease Term as to Building 2, increasing incrementally to approximately $5.5 million in the final year of the Lease Term, and an aggregate of approximately $16.9 million in the first year of the Lease Term as to Buildings 3, 4 and A2, increasing incrementally to approximately $22.8 million in the aggregate in the final year of the Lease Term. The New Leases also provides for certain limited rent abatements in the first year of the Lease Term for each respective Building.

We have one seven-year option to extend the initial Lease Term, and shall have a right of first offer to expand into (i) any space that becomes available in the remaining portion of Building 2, (ii) that certain project building located at 1143 Coleman Avenue, San Jose, California, and (iii) if constructed, that certain project building located at 1179 Coleman Avenue, San Jose, California.

The Company will also be obligated to pay to the Landlord for certain costs, taxes and operating expenses related with the Premises, subject to certain exclusions.

The Company will be entitled to a tenant improvement allowance of approximately $39.0 million for costs related to the design and construction of Company improvements that are permanently affixed to the Premises.

The Company has obtained two standby letters of credit (the “Letters of Credit”) in the aggregate amount of approximately $19.9 million, which may be drawn down by the Landlord to be applied for certain purposes upon the Company’s breach of any provisions under the New Leases. Provided that no default occurs under the terms of the New Leases and the Company is in compliance with certain financial tests, the Company will be entitled to periodically reduce the amount of the Letters of Credit down to a maximum of approximately fifty percent of the original amount as of the last day of the 90th full calendar month of each applicable Lease Term.

The foregoing descriptions are not intended to be a comprehensive summary and are qualified by the terms of the respective agreements. A copy of each of the New Leases will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Lease is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roku, Inc.

Dated: August 3, 2018
	By:	/s/ Steve Louden
Steve Louden
Chief Financial Officer